Exhibit 99.1

CALIFORNIA BANCORP REPORTS NET INCOME OF
$15.7 MILLION FOR THE THIRD QUARTER OF 2025

San Diego, Calif., October 28, 2025 – California BanCorp (“us,” “we,” “our,” or the “Company”) (NASDAQ: BCAL), the holding company for California Bank of Commerce, N.A. (the “Bank”) announces its consolidated financial results for the third quarter of 2025.

The Company reported net income of $15.7 million, or $0.48 per diluted share, for the third quarter of 2025, compared to $14.1 million, or $0.43 per diluted share for the second quarter of 2025, and net loss of $16.5 million, or $0.59 per diluted share for the third quarter of 2024.

“We are very pleased to report our third quarter 2025 earnings of $15.7 million, with strong deposit growth of $147.4 million, as well as strong loan originations of $158.4 million, with the latter largely offset by payoffs and paydowns, as we wind down the derisking of our consolidated balance sheet,” said David Rainer, Executive Chairman of the Company and Bank. “The progress in our derisking is further reflected in the decrease of our non-performing assets to total assets ratio to 0.38% at September 30, 2025, from 0.46% at June 30, 2025, and 0.76% at December 31, 2024, with no material charge-offs in the third quarter. We continue to prioritize our focus on our core roots as a relationship-based business bank.

“We have a solid capital position and have implemented the share repurchase program we originally announced in 2023 and increased in May 2025, opportunistically deploying capital for share repurchases in line with the parameters of the program. We also paid off high-cost subordinated notes of $20.0 million in the third quarter, after paying off $18.0 million in the second quarter. We look to continue deploying our capital with an eye to protecting and increasing shareholder value.”

“It has now been over a year since the close of our merger of equals and we believe the results we have reported over the last four quarters are evidence of its financial benefit to our shareholders, and we remain dedicated to our strategy of building a state-wide California commercial banking franchise,” said Steven Shelton, CEO of the Company and Bank. “While there is still an element of economic uncertainty in the business community related to tariffs and trade negotiations, the economy has been resilient so far, and we are optimistic about our future as we continue to provide the outstanding service our clients have come to expect from us.”

Third Quarter 2025 Highlights

●	Net income of $15.7 million or $0.48 diluted earnings per share for the third quarter.
●	Net interest margin of 4.52%, compared with 4.61% in the prior quarter; average total loan yield of 6.50% compared with 6.58% in the prior quarter.
●	Reversal of provision for credit losses of $15 thousand for the third quarter, compared with $634 thousand for the prior quarter.
●	Return on average assets of 1.54%, compared with 1.45% in the prior quarter.
●	Return on average common equity of 11.24%, compared with 10.50% in the prior quarter.
●	Efficiency ratio (non-GAAP1) of 51.75% compared with 56.09% in the prior quarter.
●	Redemption of subordinated notes at par value aggregating $20.0 million for the third quarter, compared to $18.0 million in the prior quarter.

1 Reconciliations of non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

●	Tangible book value per common share (non-GAAP1) of $13.39 at September 30, 2025, up $0.57 from $12.82 at June 30, 2025.
●	Total assets of $4.10 billion at September 30, 2025, compared with $3.95 billion at June 30, 2025.
●	Total loans, including loans held for sale of $3.00 billion at September 30, 2025, compared with $3.00 billion at June 30, 2025.
●	Nonperforming assets to total assets ratio of 0.38% at September 30, 2025, compared with 0.46% at June 30, 2025.
●	Allowance for credit losses (“ACL”) was 1.46% of total loans held for investment at September 30, 2025; allowance for loan losses (“ALL”) was 1.38% of total loans held for investment at September 30, 2025.
●	Total deposits of $3.46 billion at September 30, 2025, increased $147.4 million or 4.4% compared with $3.31 billion at June 30, 2025.
●	Noninterest-bearing demand deposits of $1.24 billion at September 30, 2025, an increase of $19.9 million or 1.6% from June 30, 2025; noninterest bearing deposits represented 35.8% of total deposits, compared with $1.22 billion, or 36.8% of total deposits at June 30, 2025.
●	Cost of deposits was 1.59%, consistent with 1.59% in the prior quarter.
●	Cost of funds was 1.69%, compared with 1.73% in the prior quarter.
●	Repurchased 89,500 shares of common stock at an average price of $15.22 and a total cost of $1.4 million under the stock repurchase program.
●	The Company’s preliminary capital ratios at September 30, 2025 exceed the minimums required to be “well-capitalized,” the highest regulatory capital category.

Third Quarter Operating Results

Net Income

Net income for the third quarter of 2025 was $15.7 million, or $0.48 per diluted share, compared to $14.1 million, or $0.43 per diluted share in the second quarter of 2025. Pre-tax, pre-provision income (non-GAAP1) for the third quarter was $21.8 million, an increase of $2.4 million from the prior quarter. The net income and diluted earnings per share increases were largely driven by slightly higher net interest income after reversal of provision for credit losses and lower noninterest expense, partially offset by lower noninterest income.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2025 was $42.5 million, compared with $41.4 million in the prior quarter. The increase in net interest income was primarily due to a $1.4 million increase in total interest and dividend income, partially offset by a $304 thousand increase in total interest expense in the third quarter of 2025, as compared to the prior quarter. During the third quarter of 2025, loan interest income decreased by $359 thousand, including a decrease of $713 thousand of accretion income from the net purchase accounting discounts on acquired loans, partially offset by increases of $389 thousand in total debt securities income and $1.4 million in interest and dividend income from other financial institutions. The increase in interest income was mainly due to increases in average deposits in other financial institutions of $157.0 million and average total debt securities of $27.0 million, partially offset by decreases in average total loan balances of $18.1 million and average Fed funds sold/resale agreements of $36.0 million. The increase in interest expense for the third quarter of 2025 was primarily due to a $621 thousand increase in interest expense on interest-bearing deposits, the result of a $130.1 million increase in average interest-bearing deposits, partially offset by a $317 thousand decrease in total borrowing costs mostly related to the redemption of $18.0 million of 5.50% subordinated notes in June 2025.

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Net interest margin for the third quarter of 2025 was 4.52%, compared with 4.61% in the prior quarter. The decrease was primarily related to a 13 basis point decrease in the total interest-earning assets yield, partially offset by a 4 basis point decrease in the cost of funds. The yield on total average interest-earning assets in the third quarter of 2025 was 6.08%, compared with 6.21% in the prior quarter. The yield on average total loans in the third quarter of 2025 was 6.50%, a decrease of 8 basis points from 6.58% in the prior quarter. Accretion income from the net purchase accounting discounts on acquired loans was $4.5 million, increasing the yield on average total loans by 59 basis points; the net amortization expense from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium increased the interest expense by $559 thousand, the combination of which increased the net interest margin by 41 basis points in the third quarter of 2025. In the prior quarter, accretion income from the net purchase accounting discounts on acquired loans was $5.2 million, increasing the yield on average total loans by 69 basis points; the net amortization expense from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium increased the interest expense by $555 thousand, the combination of which increased the net interest margin by 51 basis points.

Cost of funds for the third quarter of 2025 was 1.69%, a decrease of 4 basis points from 1.73% in the prior quarter. The decrease was primarily driven by a drop of 20 basis points in the cost of total borrowings, which was primarily due to the decrease in average total borrowings of $14.2 million from the redemption of the $18.0 million subordinated notes in June 2025, coupled with a 6 basis point decrease in the cost of average interest-bearing deposits. The amortization expense of $559 thousand from the purchase accounting discounts on acquired subordinated debt contributed 6 basis points to the cost of funds. Average noninterest-bearing demand deposits increased $3.5 million to $1.18 billion and represented 34.9% of total average deposits for the third quarter of 2025, compared with $1.18 billion and 36.2%, respectively, in the prior quarter; average interest-bearing deposits increased $130.1 million to $2.21 billion during the third quarter of 2025. The total cost of deposits in the third quarter of 2025 was maintained at 1.59%, the same as the prior quarter. The cost of total interest-bearing deposits decreased 6 basis points primarily due to the Company’s ongoing strategy to pay off high cost money market deposits, savings deposits and time deposits in the third quarter of 2025.

Average total borrowings decreased $14.2 million to $53.0 million in the third quarter of 2025, primarily due to the redemption of the $18.0 million subordinated notes in June 2025. The average cost of total borrowings was 8.33% for the third quarter of 2025, down from 8.53% in the prior quarter.

Reversal of Provision for Credit Losses

The Company recorded a reversal of provision for credit losses of $15 thousand for the third quarter of 2025, compared to $634 thousand in the prior quarter. Total net charge-offs were $39 thousand in the third quarter of 2025, which consisted of $323 thousand of gross charge-offs, offset by $284 thousand of gross recoveries. The reversal of provision for credit losses in the third quarter of 2025 included a $236 thousand reversal of provision for credit losses for unfunded loan commitments related to the decrease in unfunded loan commitments during the third quarter of 2025, coupled with a decrease in average funding rates used to estimate the allowance for credit losses on unfunded commitments. Total unfunded loan commitments decreased $22.2 million to $879.0 million at September 30, 2025, compared to $901.2 million in unfunded loan commitments at June 30, 2025.

The provision for credit losses for loans held for investment in the third quarter of 2025 was $221 thousand, an increase of $884 thousand from a reversal of provision for credit losses of $663 thousand in the prior quarter. The increase was driven primarily by changes in the reasonable and supportable forecast, primarily related to the economic outlook for California, and an increase in the allowance for a collateral-dependent loan, partially offset by changes in the composition of the loans held for investment portfolio, and changes in qualitative factors. The Company’s management continues to monitor macroeconomic variables related to changes in interest rates and the concerns of an economic downturn, and believes it has appropriately provisioned for the current environment.

Noninterest Income

Total noninterest income was $2.7 million in the third quarter of 2025, a decrease of $188 thousand compared to $2.9 million in the second quarter of 2025. Other charges and fees decreased $456 thousand in the third quarter due primarily to lower income from equity investments. Bank owned life insurance income increased $380 thousand in the third quarter primarily related to a $400 thousand death benefit recognized in the current quarter. No comparable death benefit income was recognized in the prior quarter.

Noninterest Expense

Total noninterest expense for the third quarter of 2025 was $23.4 million, a decrease of $1.5 million from total noninterest expense of $24.8 million in the prior quarter. Salaries and employee benefits decreased $576 thousand during the third quarter of 2025 to $14.7 million. The decrease in salaries and employee benefits was primarily related to the decrease in bonus and incentive compensation and payroll taxes. Other real estate owned expense decreased $872 thousand during the third quarter of 2025 to income of $10 thousand. During the second quarter of 2025, the Company sold other real estate owned (“OREO”) and recognized a $862 thousand loss. There was no comparable transaction in the current quarter.

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Efficiency ratio (non-GAAP1) for the third quarter of 2025 was 51.75%, compared to 56.09% in the prior quarter. The $862 thousand loss on sale of other real estate owned negatively impacted the efficiency ratio by 1.9% during the second quarter of 2025. There was no similar activity during the current quarter.

Income Tax

In the third quarter of 2025, the Company’s income tax expense was $6.1 million, compared with $6.0 million for the second quarter of 2025. The effective rate was 28.1% for the third quarter of 2025 and 29.8% for the second quarter of 2025. The decrease in the effective tax rate for the third quarter of 2025 was primarily attributable to the increase of the tax exempt death benefit payout of the bank-owned life insurance, the vesting and exercise of equity awards combined with changes in the Company’s stock price over time and the lower state tax rate as a result of the California’s single-sales-factor apportionment bill enacted in the second quarter of 2025, which reduced the Company’s California state apportioned rate. A remeasurement of the Company’s state net deferred tax assets resulted in a $269 thousand additional tax expense recorded in the second quarter of 2025 to account for the adoption of the bill. There was no comparable remeasurement tax expense in the current quarter.

Balance Sheet

Assets

Total assets at September 30, 2025 were $4.10 billion, an increase of $147.5 million or 3.7% from June 30, 2025. The increase in total assets from the prior quarter was primarily related to an increase in cash and cash equivalents of $129.1 million and an increase in available-for-sale debt securities of $21.2 million, partially offset by a decrease in loans, including loans held for sale, of $664 thousand, as compared to the prior quarter.

Loans

Total loans held for investment were $2.99 billion at September 30, 2025, a decrease of $1.3 million, compared to June 30, 2025. During the third quarter of 2025, there were new originations of $158.4 million, offset by net paydowns of $12.0 million, loan payoffs of $147.4 million, and charge-offs of loans in the amount of $323 thousand. Total loans secured by real estate increased by $11.8 million, of which multifamily loans increased $39.1 million and 1-4 family residential loans increased by $1.9 million, partially offset by decreases in construction and land development loans of $12.0 million and commercial real estate and other loans of $17.2 million. Commercial and industrial loans decreased by $12.8 million, and consumer loans decreased by $288 thousand. The Company had $6.7 million in loans held for sale at September 30, 2025, compared to $6.1 million at June 30, 2025.

Deposits

Total deposits at September 30, 2025 were $3.46 billion, an increase of $147.4 million from June 30, 2025. The increase primarily consisted of increases in noninterest-bearing demand deposits of $19.9 million and interest-bearing non-maturity deposits of $151.8 million, partially offset by a $24.3 million decrease in non-brokered time deposits. Noninterest-bearing demand deposits at September 30, 2025, were $1.24 billion, or 35.8% of total deposits, compared with $1.22 billion, or 36.8% of total deposits at June 30, 2025. At September 30, 2025, total interest-bearing deposits were $2.22 billion, compared to $2.09 billion at June 30, 2025. At September 30, 2025, total brokered time deposits were maintained at $3.8 million. The Company offers the Insured Cash Sweep (ICS) product and Certificate of Deposit Account Registry Service (CDARS), each of which provides reciprocal deposit placement services to fully qualified large customer deposits for FDIC insurance among other participating banks. Total reciprocal deposits were $770.3 million, or 22.3% of total deposits at September 30, 2025, compared to $730.6 million, or 22.1% of total deposits at June 30, 2025.

Federal Home Loan Bank (“FHLB”) and Liquidity

At September 30, 2025 and June 30, 2025, the Company had no FHLB or Federal Reserve Discount Window borrowings.

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At September 30, 2025, the Company had available borrowing capacity from an FHLB secured line of credit of approximately $750.4 million and available borrowing capacity from the Federal Reserve Discount Window of approximately $347.8 million. The Company also had available borrowing capacity from four unsecured credit lines from correspondent banks of approximately $90.5 million at September 30, 2025, with no outstanding borrowings. Total available borrowing capacity was $1.19 billion at September 30, 2025. Additionally, the Company had unpledged liquid securities at fair value of approximately $191.3 million and cash and cash equivalents of $559.2 million at September 30, 2025.

Total borrowings decreased $19.4 million to $33.4 million at September 30, 2025. During the third quarter of 2025, the Company redeemed all $20.0 million of its 5.00% fixed-to-floating rate subordinated notes due in September 30, 2030 at par value. Starting in October 2025, the interest rate on these subordinated notes was due to change to a quarterly variable rate equal to the then current 90-day SOFR plus 4.88%, through the original maturity date on September 30, 2030.

Asset Quality

Total non-performing assets decreased to $15.6 million, or 0.38% of total assets at September 30, 2025, compared with $18.4 million, or 0.46% of total assets at June 30, 2025. Total non-performing loans decreased to $15.6 million, or 0.52% of total loans held for investment at September 30, 2025, compared with $18.4 million, or 0.61% of total loans held for investment at June 30, 2025.

The decrease in total non-performing loans was primarily due to a repayment of a nonaccrual purchased credit-deteriorated loan of $1.8 million and paydowns totaling $1.2 million, partially offset by a downgrade of a commercial and industrial loan of $39 thousand during the third quarter of 2025.

Special mention loans increased by $33.2 million during the third quarter of 2025 to $98.4 million at September 30, 2025. The increase in the special mention loans was due mostly to $37.8 million in loans downgraded from a pass rating and $404 thousand in net advances, partially offset by $3.5 million in payoffs and $1.5 million in loans downgraded to substandard. Substandard loans increased by $3.2 million during the third quarter of 2025 to $84.7 million at September 30, 2025. The increase in the substandard loans was due primarily to $16.6 million in loans downgraded from pass rating and $1.5 million in loans downgraded from special mention rating, partially offset by $10.6 million in payoffs, $3.8 million in loans upgraded to a pass rating, $323 thousand in charge-offs and $210 thousand in net paydowns.

During the third quarter of 2025, the Company downgraded a $16.0 million commercial and industrial loan that was originated in April 2022 to substandard accruing from pass rating. The loan is secured by an original note backed by a commercial real estate property and is supported, in part, by a limited 50% personal guarantee. The downgrade was due in part, to ongoing third-party litigation against the guarantor, who the Company believes to be affiliated with the Cantor Group V, LLC. The loan was current on its payment obligations as of September 30, 2025. In conjunction with the downgrade, the Company subsequently recorded an assignment of trust deed on the associated collateral, which includes a single commercial real estate property located in Oxnard, California. This property serves as collateral for the loan and is not part of a pooled loan structure. Following internal review and current information available to us, the Company believes this trust deed represents a senior secured lien position and anticipates full recovery of the loan balance. This loan was classified as individually evaluated and no reserve was recorded as of September 30, 2025.

The Company had no loans that were over 90 days past due and still accruing interest at September 30, 2025 and June 30, 2025.

Loan delinquencies (30-89 days past due, excluding nonaccrual loans) totaled $3.2 million at September 30, 2025, compared to $546 thousand in such loan delinquencies at June 30, 2025. The increase was primarily due to a $2.7 million 1-4 family residential loan that became delinquent during the third quarter of 2025.

The allowance for credit losses, which is comprised of the ALL and reserve for unfunded loan commitments, totaled $43.6 million at September 30, 2025, compared to $43.6 million at June 30, 2025. The $54 thousand decrease in the allowance for credit losses included a $221 thousand provision for credit losses for the loan portfolio, partially offset by net charge-offs of $39 thousand and a $236 thousand reversal of provision for credit losses for unfunded loan commitments for the quarter ended September 30, 2025.

The ALL was $41.3 million, or 1.38% of total loans held for investment at September 30, 2025, compared with $41.1 million, or 1.37% at June 30, 2025.

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Capital

Tangible book value per common share (non-GAAP1) at September 30, 2025 was $13.39, compared with $12.82 at June 30, 2025. In the third quarter of 2025, tangible book value was primarily impacted by net income of $15.7 million for the third quarter, stock-based compensation activity, the Company’s stock repurchase program activity, coupled with a decrease in net of tax unrealized losses on available-for-sale debt securities. Other comprehensive losses related to net of tax unrealized losses on available-for-sale debt securities decreased by $1.7 million to $2.1 million at September 30, 2025, from $3.7 million at June 30, 2025. The decrease in the net of tax unrealized losses on available-for-sale debt securities was attributable to non-credit related factors, including a decrease in bond prices at the long end of the yield curve and the general interest rate environment. Tangible common equity (non-GAAP1) as a percentage of total tangible assets (non-GAAP1) at September 30, 2025, increased to 10.94% from 10.89% in the prior quarter, and net of tax unrealized losses on available-for-sale debt securities as a percentage of tangible common equity (non-GAAP1) at September 30, 2025 decreased to 0.5% from 0.9% in the prior quarter.

The Company’s preliminary capital ratios exceed the minimums required to be “well-capitalized” at September 30, 2025.

Stock Repurchase Program

During the third quarter of 2025, the Company repurchased 89,500 shares of its common stock at an average price of $15.22 and a total cost of $1.4 million under the stock repurchase program. The remaining maximum number of shares authorized to be repurchased under this program was 1,510,500 shares at September 30, 2025.

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ABOUT CALIFORNIA BANCORP

California BanCorp (NASDAQ: BCAL) is a registered bank holding company headquartered in San Diego, California. California Bank of Commerce, N.A., a national banking association chartered under the laws of the United States (the “Bank”) and regulated by the Office of Comptroller of the Currency, is a wholly owned subsidiary of California BanCorp. Established in 2001 and headquartered in San Diego, California, the Bank offers a range of financial products and services to individuals, professionals, and small to medium-sized businesses through its 14 branch offices and four loan production offices serving Northern and Southern California. The Bank’s solutions-driven, relationship-based approach to banking provides accessibility to decision makers and enhances value through strong partnerships with its clients. Additional information is available at www.californiabankofcommerce.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. Examples of forward-looking statements include, among others, statements regarding expectations, plans or objectives for future operations, products or services, loan recoveries, projections, and expectations regarding the adequacy of reserves for credit losses, as well as forecasts relating to financial and operating results or other measures of economic performance. Forward-looking statements reflect management’s current view about future events and involve risks and uncertainties that may cause actual results to differ from those expressed in the forward-looking statement or historical results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words or phrases such as “aim,” “can,” “may,” “could,” “predict,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “hope,” “intend,” “plan,” “potential,” “project,” “will likely result,” “continue,” “seek,” “shall,” “possible,” “projection,” “optimistic,” and “outlook,” and variations of these words and similar expressions.

Factors that could cause or contribute to results differing from those in or implied in the forward-looking statements include but are not limited to the impact of bank failures or other adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks; changes in real estate markets and valuations; the impact on financial markets from geopolitical conflicts; inflation, interest rate, market and monetary fluctuations and general economic conditions, either nationally or locally in the areas in which the Company conducts business; increases in competitive pressures among financial institutions and businesses offering similar products and services; general credit risks related to lending, including changes in the value of real estate or other collateral, the financial condition of borrowers, the effectiveness of our underwriting practices and the risk of fraud; higher than anticipated defaults in the Company’s loan portfolio; changes in management’s estimate of the adequacy of the allowance for credit losses or the factors the Company uses to determine the allowance for credit losses; changes in demand for loans and other products and services offered by the Company; the costs and outcomes of litigation; legislative or regulatory changes or changes in accounting principles, policies or guidelines; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) and other documents the Company may file with the SEC from time to time.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other documents the Company files with the SEC from time to time.

Any forward-looking statement made in this release is based only on information currently available to management and speaks only as of the date on which it is made. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements or to conform such forward-looking statements to actual results or to changes in its opinions or expectations, except as required by law.

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California BanCorp and Subsidiary

Financial Highlights (Unaudited)

	At or for the Three Months Ended			At or for the Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
	($ in thousands except share and per share data)
EARNINGS
Net interest income	$42,515	$41,417	$36,942	$126,187	$78,443
(Reversal of) provision for credit losses	$(15)	$(634)	$22,963	$(4,425)	$25,525
Noninterest income	$2,668	$2,856	$1,174	$8,090	$3,756
Noninterest expense	$23,382	$24,833	$37,680	$73,135	$71,666
Income tax expense (benefit)	$6,132	$5,975	$(6,063)	$18,931	$(3,653)
Net income (loss)	$15,684	$14,099	$(16,464)	$46,636	$(11,339)
Pre-tax pre-provision income (1)	$21,801	$19,440	$436	$61,142	$10,533
Adjusted pre-tax pre-provision income (1)	$21,801	$19,440	$15,041	$61,142	$26,178
Diluted earnings (losses) per share	$0.48	$0.43	$(0.59)	$1.42	$(0.53)
Shares outstanding at period end	32,443,056	32,463,311	32,142,427	32,443,056	32,142,427

PERFORMANCE RATIOS
Return on average assets	1.54%	1.45%	(1.82)%	1.57%	(0.55)%
Adjusted return on average assets (1)	1.54%	1.45%	1.01%	1.57%	0.74%
Return on average common equity	11.24%	10.50%	(15.28)%	11.61%	(4.48)%
Adjusted return on average common equity (1)	11.24%	10.50%	8.44%	11.61%	6.00%
Yield on total loans	6.50%	6.58%	6.79%	6.56%	6.40%
Yield on interest earning assets	6.08%	6.21%	6.49%	6.18%	6.15%
Cost of deposits	1.59%	1.59%	2.09%	1.59%	2.09%
Cost of funds	1.69%	1.73%	2.19%	1.71%	2.19%
Net interest margin	4.52%	4.61%	4.43%	4.59%	4.12%
Efficiency ratio (1)	51.75%	56.09%	98.86%	54.47%	87.19%
Adjusted efficiency ratio (1)	51.75%	56.09%	60.54%	54.47%	68.15%

As of
September 30, 2025	June 30, 2025	December 31, 2024
($ in thousands except share and per share data)
CAPITAL
Tangible equity to tangible assets (1)	10.94%	10.89%	9.69%
Book value (BV) per common share	$17.41	$16.87	$15.86
Tangible BV per common share (1)	$13.39	$12.82	$11.71

ASSET QUALITY
Allowance for loan losses (ALL)	$41,292	$41,110	$50,540
Reserve for unfunded loan commitments	$2,278	$2,514	$3,103
Allowance for credit losses (ACL)	$43,570	$43,624	$53,643
Allowance for loan losses to nonperforming loans	2.65	x	2.24	x	1.90	x
ALL to total loans held for investment	1.38%	1.37%	1.61%
ACL to total loans held for investment	1.46%	1.46%	1.71%
30-89 days past due, excluding nonaccrual loans	$3,154	$546	$12,082
Over 90 days past due, excluding nonaccrual loans	$—	$—	$150
Special mention loans	$98,416	$65,264	$69,339
Special mention loans to total loans held for investment	3.29%	2.18%	2.21%
Substandard loans	$84,660	$81,456	$117,598
Substandard loans to total loans held for investment	2.83%	2.72%	3.75%
Nonperforming loans	$15,600	$18,354	$26,536
Nonperforming loans to total loans held for investment	0.52%	0.61%	0.85%
Other real estate owned, net	$—	$—	$4,083
Nonperforming assets	$15,600	$18,354	$30,619
Nonperforming assets to total assets	0.38%	0.46%	0.76%

END OF PERIOD BALANCES
Total loans, including loans held for sale	$2,996,984	$2,997,648	$3,156,345
Total assets	$4,101,209	$3,953,717	$4,031,654
Deposits	$3,459,661	$3,312,278	$3,398,760
Loans to deposits	86.6%	90.5%	92.9%
Shareholders’ equity	$564,724	$547,593	$511,836

(1)	Non-GAAP measure. See – GAAP to Non-GAAP reconciliation.

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	At or for the Three Months Ended			At or for the Nine Months Ended
ALLOWANCE for CREDIT LOSSES	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
	($ in thousands)
Allowance for loan losses
Balance at beginning of period	$41,110	$45,839	$23,788	$50,540	$22,569
Initial allowance for PCD loans (1)	—	—	11,216	—	11,216
Provision for (reversal of) credit losses	221	(663)	19,711	(3,600)	22,387
Charge-offs	(323)	(4,247)	(1,163)	(7,729)	(2,620)
Recoveries	284	181	—	2,081	—
Net charge-offs	(39)	(4,066)	(1,163)	(5,648)	(2,620)
Balance, end of period	$41,292	$41,110	$53,552	$41,292	$53,552
Reserve for unfunded loan commitments (2)
Balance, beginning of period	$2,514	$2,485	$819	$3,103	$933
(Reversal of) provision for credit losses (3)	(236)	29	3,252	(825)	3,138
Balance, end of period	2,278	2,514	4,071	2,278	4,071
Allowance for credit losses	$43,570	$43,624	$57,623	$43,570	$57,623

ALL to total loans held for investment	1.38%	1.37%	1.67%	1.38%	1.67%
ACL to total loans held for investment	1.46%	1.46%	1.80%	1.46%	1.80%
Net charge-offs to average total loans	(0.01)%	(0.54)%	(0.17)%	(0.25)%	(0.16)%

(1)	Includes $18.5 million for the three and nine months ended September 30, 2024 related to the initial provision for credit losses for non-PCD loans acquired in the merger with the former California BanCorp.
(2)	Included in “Accrued interest and other liabilities” on the consolidated balance sheets.
(3)	Includes $2.7 million for the three and nine months ended September 30, 2024 related to the initial provision for credit losses on unfunded commitments acquired in the merger with the former California BanCorp.

9

California BanCorp and Subsidiary

Balance Sheets (Unaudited)

	September 30, 2025	June 30, 2025	December 31, 2024
	($ in thousands)
ASSETS
Cash and due from banks	$95,046	$84,017	$60,471
Federal funds sold & other interest-bearing balances	464,170	346,120	327,691
Total cash and cash equivalents	559,216	430,137	388,162

Debt securities available-for-sale, at fair value (amortized cost of $212,314, $193,465 and $151,429 at September 30, 2025, June 30, 2025 and December 31, 2024)	209,402	188,167	142,001
Debt securities held-to-maturity, at cost (fair value of $48,810 $47,538 and $47,823 at September 30, 2025, June 30, 2025 and December 31, 2024)	53,022	53,108	53,280
Loans held for sale	6,685	6,088	17,180
Loans held for investment:
Construction & land development	172,747	184,744	227,325
1-4 family residential	141,771	139,855	164,401
Multifamily	297,453	258,395	243,993
Other commercial real estate	1,760,741	1,777,940	1,767,727
Commercial & industrial	595,085	607,836	710,970
Other consumer	22,502	22,790	24,749
Total loans held for investment	2,990,299	2,991,560	3,139,165
Allowance for credit losses - loans	(41,292)	(41,110)	(50,540)
Total loans held for investment, net	2,949,007	2,950,450	3,088,625

Restricted stock at cost	30,899	30,858	30,829
Premises and equipment	12,419	12,728	13,595
Right of use asset	15,246	13,095	14,350
Other real estate owned, net	—	—	4,083
Goodwill	110,934	110,934	111,787
Intangible assets	19,427	20,375	22,271
Bank owned life insurance	66,880	66,397	66,636
Deferred taxes, net	31,929	33,454	43,127
Accrued interest and other assets	36,143	37,926	35,728
Total assets	$4,101,209	$3,953,717	$4,031,654

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$1,237,985	$1,218,072	$1,257,007
Interest-bearing NOW accounts	855,854	783,410	673,589
Money market and savings accounts	1,225,860	1,146,548	1,182,927
Time deposits	139,962	164,248	285,237
Total deposits	3,459,661	3,312,278	3,398,760

Borrowings	33,443	52,883	69,725
Operating lease liability	19,154	16,715	18,310
Accrued interest and other liabilities	24,227	24,248	33,023
Total liabilities	3,536,485	3,406,124	3,519,818

Shareholders’ Equity:
Common stock - 50,000,000 shares authorized, no par value; issued and outstanding 32,443,056, 32,463,311 and 32,265,935 at September 30, 2025, June 30, 2025 and December 31, 2024	444,132	444,365	442,469
Retained earnings	122,644	106,960	76,008
Accumulated other comprehensive loss - net of taxes	(2,052)	(3,732)	(6,641)
Total shareholders’ equity	564,724	547,593	511,836
Total liabilities and shareholders’ equity	$4,101,209	$3,953,717	$4,031,654

10

California BanCorp and Subsidiary

Income Statements - Quarterly and Year-to-Date (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
	($ in thousands except share and per share data)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$48,721	$49,080	$47,528	$148,487	$105,169
Interest on debt securities	2,142	1,751	1,687	5,417	4,129
Interest on tax-exempted debt securities	302	304	306	911	918
Interest and dividends from other institutions	6,023	4,651	4,606	14,984	7,024
Total interest and dividend income	57,188	55,786	54,127	169,799	117,240

INTEREST EXPENSE
Interest on NOW, savings, and money market accounts	12,159	11,390	11,073	34,665	24,882
Interest on time deposits	1,402	1,550	5,087	5,015	11,253
Interest on borrowings	1,112	1,429	1,025	3,932	2,662
Total interest expense	14,673	14,369	17,185	43,612	38,797
Net interest income	42,515	41,417	36,942	126,187	78,443
(Reversal of) provision for credit losses (1)	(15)	(634)	22,963	(4,425)	25,525
Net interest income after (reversal of) provision for credit losses	42,530	42,051	13,979	130,612	52,918

NONINTEREST INCOME
Service charges and fees on deposit accounts	1,099	1,178	1,136	3,463	2,229
Gain on sale of loans	—	—	8	577	423
Bank owned life insurance income	883	503	398	1,849	925
Servicing and related income on loans	69	102	82	313	150
Loss on sale of fixed assets	—	—	—	(1)	(19)
Other charges and fees	617	1,073	(450)	1,889	48
Total noninterest income	2,668	2,856	1,174	8,090	3,756

NONINTEREST EXPENSE
Salaries and employee benefits	14,717	15,293	15,385	45,874	33,771
Occupancy and equipment expenses	2,060	2,094	2,031	6,306	4,928
Data processing	1,913	1,831	1,536	5,679	3,872
Legal, audit and professional	843	972	669	2,674	1,742
Regulatory assessments	508	545	544	1,775	1,278
Director and shareholder expenses	353	395	520	1,152	952
Merger and related expenses	—	—	14,605	—	15,645
Intangible assets amortization	948	948	687	2,844	817
Other real estate owned (income) expense	(10)	862	3	920	5,026
Other expense	2,050	1,893	1,700	5,911	3,635
Total noninterest expense	23,382	24,833	37,680	73,135	71,666
Income (loss) before income taxes	21,816	20,074	(22,527)	65,567	(14,992)
Income tax expense (benefit)	6,132	5,975	(6,063)	18,931	(3,653)
Net income (loss)	$15,684	$14,099	$(16,464)	$46,636	$(11,339)

Net income (loss) per share - basic	$0.48	$0.43	$(0.59)	$1.44	$(0.53)
Net income (loss) per share - diluted	$0.48	$0.43	$(0.59)	$1.42	$(0.53)
Weighted average common shares-diluted	32,811,827	32,685,132	27,705,844	32,732,145	21,579,175
Pre-tax, pre-provision income (2)	$21,801	$19,440	$436	$61,142	$10,533

(1)	Included (reversal of) provision for credit losses on unfunded loan commitments of $(236) thousand, $29 thousand and $3.3 million for the three months ended September 30, 2025, June 30, 2025, and September 30, 2024, respectively; and $(825) thousand and $3.1 million for the nine months ended September 30, 2025 and September 30, 2024, respectively.
(2)	Non-GAAP measure. See — GAAP to Non-GAAP reconciliation.

11

California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$2,974,224	$48,721	6.50%	$2,992,299	$49,080	6.58%	$2,783,581	$47,528	6.79%
Taxable debt securities	191,922	2,142	4.43%	164,558	1,751	4.27%	149,080	1,687	4.50%
Tax-exempt debt securities (1)	53,092	302	2.86%	53,438	304	2.89%	53,682	306	2.87%
Deposits in other financial institutions	452,615	5,101	4.47%	295,602	3,270	4.44%	161,616	2,215	5.45%
Fed funds sold/resale agreements	29,575	315	4.23%	65,568	730	4.47%	143,140	1,886	5.24%
Restricted stock investments and other bank stock	31,702	607	7.60%	31,672	651	8.24%	24,587	505	8.17%
Total interest-earning assets	3,733,130	57,188	6.08%	3,603,137	55,786	6.21%	3,315,686	54,127	6.49%
Total noninterest-earning assets	308,742			302,142			277,471
Total Assets	$4,041,872			$3,905,279			$3,593,157

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$862,250	$4,172	1.92%	$763,987	$3,666	1.92%	$617,373	$2,681	1.73%
Money market and savings accounts	1,194,541	7,987	2.65%	1,149,286	7,724	2.70%	999,322	8,392	3.34%
Time deposits	151,633	1,402	3.67%	165,049	1,550	3.77%	421,241	5,087	4.80%
Total interest-bearing deposits	2,208,424	13,561	2.44%	2,078,322	12,940	2.50%	2,037,936	16,160	3.15%
Borrowings:
FHLB advances	—	—	—%	—	—	—%	611	9	5.86%
Subordinated debt	52,952	1,112	8.33%	67,159	1,429	8.53%	52,246	1,016	7.74%
Total borrowings	52,952	1,112	8.33%	67,159	1,429	8.53%	52,857	1,025	7.71%
Total interest-bearing liabilities	2,261,376	14,673	2.57%	2,145,481	14,369	2.69%	2,090,793	17,185	3.27%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	1,183,313			1,179,791			1,031,844
Other liabilities	43,640			41,629			41,962
Shareholders’ equity	553,543			538,378			428,558
Total Liabilities and Shareholders’ Equity	$4,041,872			$3,905,279			$3,593,157

Net interest spread			3.51%			3.52%			3.22%
Net interest income and margin		$42,515	4.52%		$41,417	4.61%		$36,942	4.43%
Cost of deposits	$3,391,737	$13,561	1.59%	$3,258,113	$12,940	1.59%	$3,069,780	$16,160	2.09%
Cost of funds	$3,444,689	$14,673	1.69%	$3,325,272	$14,369	1.73%	$3,122,637	$17,185	2.19%

(1)	Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.
(2)	Average noninterest-bearing deposits represent 34.89%, 36.21% and 33.61% of average total deposits for the three months ended September 30, 2025, June 30, 2025 and September 30, 2024, respectively.

12

California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Nine Months Ended
	September 30, 2025			September 30, 2024
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$3,024,919	$148,487	6.56%	$2,194,059	$105,169	6.40%
Taxable debt securities	165,512	5,417	4.38%	133,321	4,129	4.14%
Tax-exempt debt securities (1)	53,349	911	2.89%	53,759	918	2.89%
Deposits in other financial institutions	355,431	11,839	4.45%	87,966	3,569	5.42%
Fed funds sold/resale agreements	41,849	1,380	4.41%	57,634	2,281	5.29%
Restricted stock investments and other bank stock	31,677	1,765	7.45%	19,383	1,174	8.09%
Total interest-earning assets	3,672,737	169,799	6.18%	2,546,122	117,240	6.15%
Total noninterest-earning assets	309,638			189,573
Total Assets	$3,982,375			$2,735,695

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$787,614	$11,204	1.90%	$446,759	$6,860	2.05%
Money market and savings accounts	1,168,715	23,461	2.68%	767,916	18,022	3.13%
Time deposits	174,529	5,015	3.84%	312,544	11,253	4.81%
Total interest-bearing deposits	2,130,858	39,680	2.49%	1,527,219	36,135	3.16%
Borrowings:
FHLB advances	—	—	—%	26,105	1,103	5.64%
Subordinated debt	63,317	3,932	8.30%	29,425	1,559	7.08%
Total borrowings	63,317	3,932	8.30%	55,530	2,662	6.40%
Total interest-bearing liabilities	2,194,175	43,612	2.66%	1,582,749	38,797	3.27%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	1,206,063			784,609
Other liabilities	45,188			30,524
Shareholders’ equity	536,949			337,813
Total Liabilities and Shareholders’ Equity	$3,982,375			$2,735,695

Net interest spread			3.52%			2.88%
Net interest income and margin		$126,187	4.59%		$78,443	4.12%
Cost of deposits	$3,336,921	$39,680	1.59%	$2,311,828	$36,135	2.09%
Cost of funds	$3,400,238	$43,612	1.71%	$2,367,358	$38,797	2.19%

(1)	Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.
(2)	Average noninterest-bearing deposits represent 36.14%, and 33.94% of average total deposits for the nine months ended September 30, 2025 and September 30, 2024, respectively.

13

California BanCorp and Subsidiary

GAAP to Non-GAAP Reconciliation
(Unaudited)

The following tables present a reconciliation of non-GAAP financial measures to GAAP measures for: (1) adjusted net income (loss), (2) efficiency ratio, (3) adjusted efficiency ratio, (4) pre-tax pre-provision income, (5) adjusted pre-tax pre-provision income, (6) average tangible common equity, (7) adjusted return on average assets, (8) adjusted return on average equity, (9) return on average tangible common equity, (10) adjusted return on average tangible common equity, (11) tangible common equity, (12) tangible assets, (13) tangible common equity to tangible asset ratio, and (14) tangible book value per common share. We believe the presentation of certain non-GAAP financial measures provides useful information to assess our consolidated financial condition and consolidated results of operations and to assist investors in evaluating our financial results relative to our peers. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others with information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
	($ in thousands)
Adjusted net income
Net income (loss)	$15,684	$14,099	$(16,464)	$46,636	$(11,339)
Add: After-tax Day1 provision for non PCD loans and unfunded loan commitments (1)	—	—	14,978	—	14,978
Add: After-tax merger and related expenses (1)	—	—	10,576	—	11,535
Adjusted net income (non-GAAP)	$15,684	$14,099	$9,090	$46,636	$15,174

Efficiency Ratio
Noninterest expense	$23,382	$24,833	$37,680	$73,135	$71,666
Deduct: Merger and related expenses	—	—	14,605	—	15,645
Adjusted noninterest expense	23,382	24,833	23,075	73,135	56,021

Net interest income	42,515	41,417	36,942	126,187	78,443
Noninterest income	2,668	2,856	1,174	8,090	3,756
Total net interest income and noninterest income	$45,183	$44,273	$38,116	$134,277	$82,199
Efficiency ratio (non-GAAP)	51.7%	56.1%	98.9%	54.5%	87.2%
Adjusted efficiency ratio (non-GAAP)	51.7%	56.1%	60.5%	54.5%	68.2%

Pre-tax pre-provision income
Net interest income	$42,515	$41,417	$36,942	$126,187	$78,443
Noninterest income	2,668	2,856	1,174	8,090	3,756
Total net interest income and noninterest income	45,183	44,273	38,116	134,277	82,199
Less: Noninterest expense	23,382	24,833	37,680	73,135	71,666
Pre-tax pre-provision income (non-GAAP)	21,801	19,440	436	61,142	10,533
Add: Merger and related expenses	—	—	14,605	—	15,645
Adjusted pre-tax pre-provision income (non-GAAP)	$21,801	$19,440	$15,041	$61,142	$26,178

(1)	After-tax Day 1 provision for non-PCD loans and unfunded commitments and merger and related expenses are presented using a 29.56% tax rate.

14

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
	($ in thousands)
Return on Average Assets, Equity, and Tangible Equity
Net income (loss)	$15,684	$14,099	$(16,464)	$46,636	$(11,339)
Adjusted net income (non-GAAP)	$15,684	$14,099	$9,090	$46,636	$15,174

Average assets	$4,041,872	$3,905,279	$3,593,157	$3,982,375	$2,735,695
Average shareholders’ equity	553,543	538,378	428,558	536,949	337,813
Less: Average intangible assets	130,825	132,600	104,409	132,321	60,917
Average tangible common equity (non-GAAP)	$422,718	$405,778	$324,149	$404,628	$276,896

Return on average assets	1.54%	1.45%	(1.82%)	1.57%	(0.55%)
Adjusted return on average assets (non-GAAP)	1.54%	1.45%	1.01%	1.57%	0.74%
Return on average equity	11.24%	10.50%	(15.28%)	11.61%	(4.48%)
Adjusted return on average equity (non-GAAP)	11.24%	10.50%	8.44%	11.61%	6.00%
Return on average tangible common equity (non-GAAP)	14.72%	13.94%	(20.21%)	15.41%	(5.47%)
Adjusted return on average tangible common equity (non-GAAP)	14.72%	13.94%	11.16%	15.41%	7.32%

	September 30, 2025	June 30, 2025	December 31, 2024
	($ in thousands except share and per share data)
Tangible Common Equity Ratio/Tangible Book Value Per Share
Shareholders’ equity	$564,724	$547,593	$511,836
Less: Intangible assets	130,361	131,309	134,058
Tangible common equity (non-GAAP)	$434,363	$416,284	$377,778

Total assets	$4,101,209	$3,953,717	$4,031,654
Less: Intangible assets	130,361	131,309	134,058
Tangible assets (non-GAAP)	$3,970,848	$3,822,408	$3,897,596

Equity to asset ratio	13.77%	13.85%	12.70%
Tangible common equity to tangible asset ratio (non-GAAP)	10.94%	10.89%	9.69%
Book value per share	$17.41	$16.87	$15.86
Tangible book value per share (non-GAAP)	$13.39	$12.82	$11.71
Shares outstanding	32,443,056	32,463,311	32,265,935

15

INVESTOR RELATIONS CONTACT

Kevin Mc Cabe
California Bank of Commerce, N.A.
kmccabe@bankcbc.com
818.637.7065

16